EXHIBIT 10.3

SPECIAL INCENTIVE AGREEMENT

This Special Incentive Agreement (the “Agreement” ) made and entered into as of the 29th day of Sept., 2011, by and among DCB Financial Corp, a registered bank holding company (“DCBF”), The Delaware County Bank & Trust Company (“DCB&T”, collectively with DCBF, the “Bank” herein), an Ohio-chartered FDIC-insured nonmember bank, and Ronald J. Seiffert, an individual currently residing at 7570 Wills Run Lane, Blacklick, Ohio (“Executive”). The Bank and the Executive will sometimes be referred to herein as the “Parties”.

Witnesseth:

WHEREAS, the Parties have entered into a certain Employment Agreement of even date herewith (the “Employment Agreement”) providing, among other things, for the employment of Executive by the Bank subject to the terms and conditions set forth therein; and

WHEREAS, the Bank and the Federal Deposit Insurance Corporation (“FDIC”) are parties to a certain agreement dated as of October 28, 2010 (the “FDIC Agreement”) which provides, among other things, for an increase in capital by the Bank; and

WHEREAS, the Bank and the Ohio Division of Financial Institutions (“ODFI”) are parties to a certain agreement dated as of October 28, 2010 (the “ODFI Agreement”) which provides, among other things, for an increase in capital by the Bank; and

WHEREAS, the Parties desire to enter into this Agreement to provide a special incentive bonus for Executive to work toward termination and release of the FDIC Agreement and the ODFI Agreement (collectively the “Regulatory Agreements”) as part of the employment of Executive by the Bank.

Now therefore, in consideration of the mutual promises contained herein, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	The foregoing recitals are incorporated herein by reference.

2.	Executive agrees to use his best efforts to seek and obtain termination of, and release from, the Regulatory Agreements as soon as possible as part of his responsibilities and obligations to the Bank in his capacities as cited in the Employment Agreement.

3.

In the event that the Regulatory Agreements are terminated and released during the term of Executive’s employment under the terms of the Employment Agreement, Executive shall be entitled to receive a special bonus, in addition to any other compensation and benefits owed Executive under the terms of the Employment Agreement, equal to the Base Salary as defined in the Employment Agreement but at the level of salary in effect at the time the Regulatory Agreements are terminated and released. The special bonus shall be payable in a lump sum as soon as practicable but in no event later than the 15th day of the 3rd month after the termination and release of the Regulatory Agreements.

4.	Any sums payable to Executive hereunder shall be subject to applicable withholding for taxes and other appropriate items.

5.	The terms and conditions of the Employment Agreement are incorporated herein by reference. Consequently, the Employment Agreement’s provisions concerning Remedies for Breach (¶6.e.), Governing Law (¶7.f.), and Arbitration of Disputes (¶7.g.) shall govern any legal or equitable action regarding any breach and enforcement of this Agreement. Capitalized terms contained herein shall have the same meaning as in the Employment Agreement except as otherwise expressly provided.

6.	The obligations of the Bank under this Agreement shall be subject to compliance by Executive with the terms and conditions contained in the Employment Agreement, and shall terminate upon termination of the Employment Agreement, except any still unpaid special bonus owed to Executive under Paragraph 3. of this Agreement shall be paid to Executive pursuant to the terms of Paragraph 3. of this Agreement.

7.	It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and any guidance published thereunder, including exemptions from Section 409A of the Code. For purposes of the limitations on nonqualified deferred compensation and applicable exceptions under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

IN WITNESS WHEREOF, the parties have set their hands as of the day and year first hereinabove written.

FOR THE BANK:

DCB Financial Corp

/s/ Vicki J. Lewis
By: Vicki J. Lewis
Its: Chairperson

/s/ Adam Stevenson
By: Adam Stevenson
Its: Director and Chair of the Compensation Committee

The Delaware County Bank & Trust Company

/s/ Vicki J. Lewis
By: Vicki J. Lewis
Its: Chairperson

/s/ Adam Stevenson
By: Adam Stevenson
Its: Director and Chair of the Compensation Committee

Executive:

/s/ Ronald J. Seiffert
Ronald J. Seiffert